SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                 March 15, 1996
                                 Date of Report





                                 TRIBUNE COMPANY
             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)



            1-8572                                        36-1880355
(Commission File Number)                       (IRS Employer Identification No.)


435 North Michigan Avenue, Chicago, Illinois                            60611
 (Address of principal executive offices)                             (Zip Code)


        Registrant's telephone number, including area code (312) 222-9100

Item 2.           Acquisition or Disposition of Assets

         On March 1, 1996, Tribune Company (the "Company" or "Tribune") completed the sale of its holdings in QUNO Corporation, a Canadian newsprint company, as part of QUNO's merger with Donohue Inc. The Company owned approximately 34% of QUNO's common stock plus $138.8 million in QUNO convertible debt. Tribune's investment in QUNO was accounted for as a discontinued operation in the Company's 1995 consolidated financial statements. The Company's gross proceeds from the sale were approximately $427 million, consisting of $284 million in cash, $74 million in short-term notes and $69 million in Donohue common stock. Tribune sold the notes and common stock for cash shortly after the transaction. The proceeds were used to pay down debt and to fund 1996 acquisitions. The after-tax proceeds from the sale will be approximately $331 million. Tribune will record an after-tax gain on the sale of the discontinued operations of QUNO of approximately $89 million, or $1.45 per share on a primary basis, in the first quarter of 1996.

Item 5.           Other Events

         On March 11, 1996, the Company completed the acquisition of two education publishers-- Educational Publishing Corporation for $200 million in cash and NTC Publishing Group for $82 million in cash. Educational Publishing is a developer, publisher and marketer of supplemental education and innovative curriculum materials for early childhood through high school. NTC is a publisher of educationally oriented materials for the school and consumer markets.

Item 7.           Financial Statements and Exhibits

(b)      Pro forma financial information

         This report includes an unaudited pro forma condensed consolidated balance sheet as of December 31, 1995 and an unaudited pro forma condensed consolidated income statement for the fiscal year ended December 31, 1995, giving pro forma effect to the disposition and acquisitions described above, as well as other completed or pending acquisitions and dispositions.


(c)      Exhibits
         99.1     Press release issued by Tribune Company on February 29, 1996.

         99.2     Press release issued by Tribune Company on March 11, 1996.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                TRIBUNE COMPANY




                                By /s/ R. Mark Mallory
                                   -------------------
                                   R. Mark Mallory
                                   Vice President and Controller


March 15, 1996

                                 TRIBUNE COMPANY
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              INTRODUCTORY COMMENTS

         The unaudited pro forma condensed consolidated financial statements presented herein show the effects of the March 1, 1996, sale of the Company's holdings of QUNO Corporation ("QUNO"), a Canadian newsprint company, as part of QUNO's merger with Donohue Inc. The Company owned approximately 34% of QUNO's common stock plus $138.8 million in QUNO convertible debt. Tribune's investment in QUNO was accounted for as a discontinued operation in the Company's 1995 consolidated financial statements. The Company's gross proceeds from the sale were approximately $427 million, consisting of $284 million in cash, $74 million in short-term notes and $69 million in Donohue common stock. Tribune sold the notes and common stock for cash shortly after the transaction. The proceeds were used to pay down debt and to fund 1996 acquisitions. The after-tax proceeds from the sale will be approximately $331 million. Tribune will record an after-tax gain on the sale of the discontinued operations of QUNO of approximately $89 million, or $1.45 per share on a primary basis, in the first quarter of 1996.

         The 1995 pro forma condensed consolidated financial statements also include the effects of five completed or pending acquisitions. These include the acquisition of Houston television station KHTV in January 1996 for approximately $102 million in cash, the acquisition of the remaining minority interest in television station WPHL in February 1996 for approximately $23 million in cash, the acquisition of two education publishers in March 1996-- Educational Publishing Corporation (EPC) for $200 million in cash and NTC Publishing Group
(NTC) for $82 million in cash, and the pending acquisition of San Diego television station KTTY for $70.5 million in cash. The KTTY acquisition is subject to regulatory approval and is expected to close in April 1996. Further, the 1995 condensed consolidated statement of income includes the pro forma effects of the 1995 acquisitions of Jamestown Publishers-acquired in May for approximately $6 million in cash and Everyday Learning-acquired in August for approximately $25 million in cash; the 1995 dispositions of Times Advocate Company-sold in July for $16 million in cash and Compton's NewMedia-sold in December for a 16% interest in SoftKey International Inc. (see note 3 to the Company's audited 1995 consolidated financial statements for a full discussion of this transaction); and various 1995 equity investments, including Qwest Broadcasting LLC (33%) and The Warner Bros. Television Network (11.125%). All of these acquisitions were accounted for as purchases.

         The pro forma information is based on historical financial statements of the Company after adjusting for the transactions and assumptions as set forth in the accompanying notes to the pro forma statements. The pro forma condensed consolidated balance sheet assumes the transactions occurred at December 31, 1995, and the pro forma 1995 condensed consolidated income statement assumes all of the transactions occurred at the beginning of the fiscal year, December 26, 1994. The unaudited pro forma condensed consolidated statement of income only includes income from continuing operations. As QUNO was accounted for as a discontinued operation in Tribune's 1995 consolidated financial statements, all income from QUNO, including the interest income on the convertible debenture, was reflected as income from discontinued operations of QUNO and reported as a separate amount in the consolidated statement of income. Therefore, the pro forma adjustments for QUNO include only pro forma interest expense adjustment for the proceeds received, and the related tax effect.

         The pro forma condensed consolidated financial statements may not be indicative of the results that would have occurred if the transactions had been in effect as of the respective dates of the pro forma condensed consolidated financial statements, or results which may be attained in the future. The purchase accounting adjustments reflected in these pro forma condensed consolidated financial statements are preliminary and may change as more facts become known. The unaudited pro forma statements do not reflect any synergies anticipated by the Company as a result of the acquisitions. The pro forma condensed consolidated statements should be read in association with the audited 1995 consolidated financial statements of the Company, which were filed in a Form 8-K report dated March 12, 1996.

                        TRIBUNE COMPANY AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 1995
                                   (UNAUDITED)

(In thousands of dollars)
                                                 1995          (1)            (2)                  (3)                      1995
                                                Tribune      Sale of                       Pro Forma Adjustments           Tribune
Assets                                         Historical     QUNO        Acquisitions     QUNO     Acquisitions          Pro Forma
------------------------------------------------------------------------------------------------------------------------------------


Current       Cash and short-term investments  $   22,899   $                 $  5,523   $             $                 $   28,422
Assets        Accounts receivable                 296,363                       24,321                                      320,684
              Inventories                          45,348                       27,471                                       72,819
              Broadcast rights                    163,339                       14,178                     (3,576) (a)      173,941
              Prepaid expenses and other           17,651                        3,493                                       21,144
              ----------------------------------------------------------------------------------------------------------------------
              Total current assets                545,600                       74,986                     (3,576)          617,010
------------------------------------------------------------------------------------------------------------------------------------

Investment in and Advances to QUNO                356,925     (356,925)                                                           -
------------------------------------------------------------------------------------------------------------------------------------


Properties    Net properties                      640,746                       11,170                                      651,916
------------------------------------------------------------------------------------------------------------------------------------

Other         Broadcast rights                    194,038                       23,290                    (10,345) (a)      206,983
Assets        Intangible assets                   795,856                        1,020                    446,894  (b)    1,243,770
              Investments                         549,735                            0                                      549,735
              Other assets                        205,355                        5,739                                      211,094
              ----------------------------------------------------------------------------------------------------------------------
              Total other assets                1,744,984                       30,049                    436,549         2,211,582
              ----------------------------------------------------------------------------------------------------------------------

              Total assets                     $3,288,255   $ (356,925)     $  116,205   $             $  432,973       $ 3,480,508
              ======================================================================================================================








                                                  1995          (1)           (2)                 (3)                       1995
                                                 Tribune      Sale of                       Pro Forma Adjustments          Tribune
Liabilites and Shareholders' Equity             Historical     QUNO        Acquisitions     QUNO     Acquisitions         Pro Forma
------------------------------------------------------------------------------------------------------------------------------------

Current       Long-term debt due
Liabilities     within one year                 $   28,665   $              $   10,499   $            $ (10,499) (c)      $  28,665
              Accounts payable                     112,357                       7,467                   (4,073) (d)        115,751
              Contracts payable for
                broadcast rights                   164,443                       8,748                                      173,191
              Other current liabilities            251,688                      10,989      95,709 (e)   (4,174) (f)        354,212
              ----------------------------------------------------------------------------------------------------------------------
              Total current liabilities            557,153                      37,703      95,709      (18,746)            671,819
------------------------------------------------------------------------------------------------------------------------------------

Long-Term Debt (less portions due
                within one year)                   757,437                      40,652    (426,567)(g)  502,468  (h)        833,338
                                                                                                        (40,652) (c)
------------------------------------------------------------------------------------------------------------------------------------

Other         Deferred income taxes                223,756      (59,792)          (564)                  16,675  (i)        180,075
Non-Current   Contracts payable for
Liabilities     broadcast rights                   225,771                      12,934                                      238,705
              Compensation and other obligations   144,229                       5,552                   (5,552) (f)        142,937
                                                                                                         (1,292) (j)
              ----------------------------------------------------------------------------------------------------------------------
              Total other non-current liabilities  593,756      (59,792)        17,922                    9,831             561,717
------------------------------------------------------------------------------------------------------------------------------------

Shareholders' Series B convertible preferred
Equity          stock (without par value)          322,540                                                                  322,540
              Common stock and additional
                paid-in capital                    127,814                       7,019                   (7,019) (k)        127,814
              Retained earnings                  1,930,380                      12,909      89,317 (l)  (12,909) (k)      2,019,697
              Treasury stock (at cost)            (923,828)                                                                (923,828)
              Unearned compensation related
                to ESOP                           (247,281)                                                                (247,281)
              Cumulative translation adjustment    (19,188)      19,188                                                           -
              Unrealized gain on investments       189,472      (74,780)                                                    114,692
              ----------------------------------------------------------------------------------------------------------------------
              Total shareholders' equity         1,379,909      (55,592)        19,928      89,317      (19,928)          1,413,634
              ----------------------------------------------------------------------------------------------------------------------
              Total liabilities and
                shareholders' equity            $3,288,255  $  (115,384)    $  116,205  $ (241,541)  $  432,973          $3,480,508
              ======================================================================================================================


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

                        TRIBUNE COMPANY AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                   (UNAUDITED)





                                                1995           (1)            (2)                      (3)                   1995
(In thousands,                                Tribune                                         Pro Forma Adjustments        Tribune
 except per share data)                      Historical    Acquisitions   Dispositions     Acquisitions   Dispositions    Pro Forma
------------------------------------------------------------------------------------------------------------------------------------

Operating     Publishing                     $1,312,767    $                $   (8,501)    $              $              $1,304,266
Revenues      Broadcasting and
                Entertainment                   828,806          39,729                                                     868,535
              Education                         103,101         110,537        (26,366)                                     187,272
              ----------------------------------------------------------------------------------------------------------------------
              Total operating revenues        2,244,674         150,266        (34,867)                                   2,360,073
------------------------------------------------------------------------------------------------------------------------------------
Operating     Cost of sales (exclusive
Expenses        of items shown below)         1,164,609          61,861        (19,257)                                   1,207,213
              Selling, general and
                administrative                  553,868          61,775        (24,652)                                     590,991
              Depreciation and amortiza-
                tion of intangible assets       120,986           2,050         (4,455)       13,528 (a)                    132,109
              ----------------------------------------------------------------------------------------------------------------------
              Total operating expenses        1,839,463         125,686        (48,364)       13,528                      1,930,313
------------------------------------------------------------------------------------------------------------------------------------
Operating Profit                                405,211          24,580         13,497       (13,528)                       429,760

Dispositions of subsidiary stock and
  investment                                     14,672                                                      600 (b)         15,272
Interest income                                  14,465               4                        3,559 (c)                     18,028
Interest expense                                (21,814)         (6,079)                     (29,998)(d)  24,346 (e)        (33,545)
------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
       Before Income Taxes                      412,534          18,505         13,497       (39,967)     24,946            429,515
Income taxes                                   (167,076)         (5,244)        (5,258)       12,011 (f)  (9,793)(f)       (175,360)
------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations               245,458          13,261          8,239       (27,956)     15,153            254,155

Preferred dividends, net of tax                 (18,841)                                                                    (18,841)
------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
  Attributable to Common Shares              $  226,617      $   13,261     $    8,239    $  (27,956)    $15,153         $  235,314
------------------------------------------------------------------------------------------------------------------------------------

Income Per Share from Continuing Operations
            Primary                          $     3.50                                                                  $     3.63
            Fully diluted                    $     3.22                                                                  $     3.35

Shares Outstanding
            Primary                              64,790                                                                      64,790
            Fully diluted                        71,506                                                                      71,506

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

                                 TRIBUNE COMPANY
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS


A.   Unaudited Pro Forma Condensed Consolidated Balance Sheet.

(1) The amounts in this column represent the amounts related to QUNO included in the Company's 1995 balance sheet, including Tribune's investment in and advances to QUNO, the cumulative translation adjustment relating to QUNO, the unrealized gain on the QUNO convertible debenture as recorded under Statement of Financial Accounting Standards No. 115, and deferred income taxes. The investment in and advances to QUNO include the Company's 34% share of QUNO's equity and the $138.8 million convertible debenture.

(2) This column reflects the assets and liabilities of four of the companies acquired or to be acquired in 1996: television stations KHTV-Houston and KTTY-San Diego, Educational Publishing Corporation and NTC Publishing Group. This pro forma information is based on the historical balance sheets of these companies as of December 31, 1995.

(3) These columns include the pro forma adjustments to the unaudited condensed consolidated balance sheet and reflect the following:

     (a) Estimated purchase accounting adjustments to reflect the acquired assets at estimated fair value.

     (b) The excess of acquisition cost over the fair value of net tangible assets acquired (i.e., goodwill and other intangible assets).

     (c) Existing debt of acquired businesses either repaid at acquisition date or not assumed on acquisition.

     (d) Payment of a working capital adjustment for the WPHL acquisition. The working capital adjustment from Tribune's acquisition of WPHL in June 1992 was due upon the acquisition of the remaining minority interest in WPHL, which occurred in February 1996.

     (e) Estimated taxes due on the QUNO sale transaction. The gain on the sale for income tax purposes is approximately $265 million.

     (f) The elimination of liabilities not assumed on the acquisition of television station KTTY-San Diego.

     (g) The proceeds from the sale of the Company's holdings in QUNO. This includes the proceeds from the sale of the Donohue notes and common stock. These proceeds are assumed to be used to immediately pay down commercial paper used to finance the acquisitions of KHTV, KTTY, EPC, NTC and the WPHL minority interest.

     (h) The issuance of $502.5 million in commercial paper necessary to finance the acquisitions. The QUNO proceeds are assumed to be used to immediately pay down this debt. This amount is made up of the following: KHTV ($101.7 million), KTTY ($70.5 million), EPC ($200 million), NTC ($82 million), WPHL minority interest ($26.8 million) and acquisition costs ($21.5 million).

     (i) The estimated deferred taxes established on the EPC identifiable intangible assets ($16.9 million) and the elimination of KHTV deferred taxes because assets were acquired ($.2 million).

     (j) The elimination of WPHL minority interest.

     (k) The elimination of the acquired businesses' equity accounts.

     (l) The estimated after-tax gain on the sale of QUNO.

B.   Unaudited 1995 Pro Forma Condensed Consolidated Statement of Income

(1) The amounts in this column represent the historical 1995 results of operations of KHTV, KTTY, EPC and NTC. This column also includes the results of operations of the 1995 acquisitions from the beginning of the year until their respective dates of acquisition, and an estimate of equity income/loss for those equity-method investments entered into during 1995, for the portion of 1995 preceding the Company's investment.

(2) The amounts in this column represent the historical 1995 results of operations of Times Advocate Company and Compton's NewMedia until their respective dates of sale. These results exclude the non-recurring pretax loss of $7.5 million recorded on the Times Advocate sale and the non-recurring pretax gain of $6.9 million recorded on the Compton's sale. Income before income taxes does not reflect any allocations of corporate administration and interest expenses.

(3) These columns include the pro forma adjustments to the 1995 unaudited condensed consolidated statement of income and reflect the following:

     (a) The amortization expense on all of the acquisitions for the estimated excess of acquisition cost over the fair value of net tangible assets acquired, assuming lives ranging from 5 to 40 years. This includes an adjustment for the 1995 acquisitions to reflect a full year of expense.

     (b) The non-recurring net pretax loss for the Times Advocate and Compton's dispositions included in the 1995 historical consolidated statement of income. Tribune recorded a $7.5 million loss on the sale of Times Advocate and a $6.9 million gain on the sale of Compton's.

     (c) Interest income from the Qwest convertible notes. The Company's investment in Qwest is comprised of a $7 million equity interest (33%) and $63 million in 6% convertible notes.

     (d) Interest savings from the QUNO and Times Advocate proceeds. The QUNO after-tax proceeds were estimated at $331 million, with $60 million of taxes due in July 1995 and $36 million of taxes due in 1996. These proceeds were assumed to be used to finance the 1996 acquisitions, and therefore the interest expense savings was calculated at an average commercial paper rate of 5.9%.

     (e) Additional interest expense for the 1996 acquisitions from increased debt levels, with the additional borrowing requirements financed with commercial paper at an average rate of 5.9%. The 1996 acquisitions and investments that were assumed to have occurred at the beginning of the year totaled $502.5 million. This also includes an adjustment for additional interest expense for the acquisitions and investments made during 1995, as if completed at the beginning of the year, and the elimination of $6.1 million of interest expense incurred by the acquired businesses included in their historical financial statements. This represents interest expense on debt that was either repaid at the date of acquisition or not assumed by Tribune.

     (f) These adjustments represent the income tax effects of the pro forma adjustments and a pro forma amount for income taxes on NTC's and KTTY's earnings. The effective tax rate on the pro forma adjustments differs from the Company's statutory tax rate of 35% due to non-deductible amortization of intangible assets and state taxes. NTC was a partnership with no income taxes. If the Company had acquired NTC at the beginning of 1995, income taxes would have been recorded on NTC's income. KTTY had a net loss that was not tax benefited, but if Tribune had owned them in 1995 the tax benefit would have been recognized.

                                  EXHIBIT INDEX



Exhibit No.       Exhibit Description


99.1              Press release issued by Tribune Company on February 29, 1996.
99.2              Press release issued by Tribune Company on March 11, 1996.



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